Exhibit 3.4
SECRETARY OF STATE 09:00 AM 05/01/1999 991181634— 2271312

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PALOMAR MEDICAL TECHNOLOGIES, INC.

        It is hereby certified that:

    1.        The name of the corporation (hereinafter called the “Corporation”) is Palomar Medical Technologies, Inc.

    2.        The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety, the first paragraph of Article 4 thereof and inserting in its place the following paragraph:

Upon the filing date of the Certificate of Amendment of the Certificate of Incorporation of the Corporation pursuant to which this paragraph shall replace the first paragraph of this Article 4 (the “Reverse Split Effective Date”), a one –for-seven reverse split of the Corporation’s issued and outstanding common stock (as defined below) shall be effected, so that each seven shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Split Effective Date shall represent one share of common stock from and after the Reverse Split Effect Date. As of the Reverse Split Effective Date, the total number of shares which the Corporation shall have the authority to issue is forty-six million five hundred thousand (46,500,000) shares, consisting of forty-five million (45,000,000) shares of common stock, having a par value of one cent ($.01) per share (the “Common Stock”) and one million five hundred thousand (1,500,000) shares of preferred stock, having a par value of one cent ($.01) per share (the “Preferred Stock”).

    3.        The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

    4.        The amendment to the Certificate of Incorporation herein certified shall become effective as of 5:00 p.m. on May 7, 1999.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of April 28, 1999 by its Assistant Secretary duly authorized.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By: /s/Sarah Reed
Name: Sarah Reed
Title: Assistant Secretary